  Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES UNAUDITED FISCAL 2020 FIRST QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) today announced unaudited results for the fiscal 2020 first quarter ended May 31, 2019.

HIGHLIGHTS
➢
34% increase in net sales in fiscal first quarter versus prior year
➢
24% increase in net bookings in fiscal first quarter versus prior year
➢
Cash and Securities increased by more than $500,000 in fiscal first quarter
➢
Expect significant increase in bookings in the fiscal second quarter

For the fiscal 2020 first quarter, net sales increased 34% to $2,557,000 versus $1,908,000 in the fiscal 2019 first quarter. Gross profit as a percentage of sales was 7.5% in the fiscal 2020 first quarter versus 1.0% in the fiscal 2019 first quarter. Net loss was ($249,000), or ($0.13) per share in the fiscal 2020 first quarter as compared to a net loss of ($1,001,000), or ($0.53) per share in the fiscal 2019 first quarter.

Included in cost of sales in the fiscal 2020 first quarter was approximately $300,000 for inventory excess and obsolescence. The items included both finished and work in process wafers manufactured in our fab that either failed to meet performance targets or lacked sufficient market opportunities. Most of the wafers in question had been started back in 2016 and 2017. We have already replaced the fab supervisor and initiated an improvement plan which is progressing according to schedule. The improvement plan includes a temporary reduction in our fab production levels, which resulted in approximately $175,000 of increased expense in the quarter. The lower production level is expected to continue for the next few fiscal quarters.

Selling, General & Administrative expenses were $444,000 in the fiscal 2020 first quarter, as compared to $1,013,000 in the fiscal 2019 first quarter. There were no audit costs in the fiscal 2020 first quarter, whereas the company incurred $565,000 in audit related costs in the fiscal 2019 first quarter.

Net bookings in the fiscal 2020 first quarter were $1.9 million, as compared to $1.5 million in the fiscal 2019 first quarter. Bookings in the fiscal second quarter are expected to exceed $3.5 million, largely due to our largest customer placing an order only six months after its previous order, versus historically there being an approximately one-year timeframe between orders. While we are very pleased at the shortened interval it is too early to know what future order intervals will be.

We are increasing our estimate for fiscal 2020 bookings from a range of $9 to $10 million to $9.5 to $10.5 million. The higher end of the range would include receipt of an end of life order. However, timing is uncertain with regard to the receipt of government/defense related contracts.

Subsequent to the end of the quarter the Board adopted the 2019 Stock Incentive Plan. On June 28, 161,000 shares of restricted were granted under the plan with immediate vesting, thus we expect approximately $282,000 of non-cash charges in the August fiscal quarter for the full value of the grants.

SOLITRON DEVICES, INC.
CONDENSED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2019 AND MAY 31, 2018
(Unaudited, in thousands except for share and per share amounts)

	May 31, 2019	May 31, 2018

Net Sales	2,557	1,908
Cost of Sales	2,366	1,889

Gross Profit	191	19
as a % of net sales	7.5%	1.0%
Selling, General and Administrative Expenses	444	1,013

Operating Loss	(253)	(994)

Other (loss) income
Interest Income	1	4
Realized gain (loss) on investments	(16)	2
Unrealized gain (loss) on investments	19	(17)
Other, net	-	4
Total other (loss) income	4	(7)

Net Income (Loss)	(249)	(1,001)

Net Loss Per Share-Basic and diluted	$(0.13)	$(0.53)
Net Loss Per Share-Basic and diluted	$(0.13)	$(0.53)

Weighted average shares outstanding-Basic	1,901,959	1,901,950
Weighted average shares outstanding-Diluted	1,901,959	1,901,950

SOLITRON DEVICES, INC.
CONDENSED BALANCE SHEETS
AS OF MAY 31, 2019 AND FEBRUARY 28, 2019
(Unaudited, in thousands except for share and per share amounts)

	May 31, 2019	Feb 28, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	945	394
Securities	66	79
Accounts receivable	1,472	1,829
Inventories, net	3,411	3,958
Prepaid expenses and other current assets	209	156
TOTAL CURRENT ASSETS	6,103	6,416

Property, Plant and Equipment, Net	466	517
Operating Lease - Right-of-Use Asset	989	1,081
Other Assets	47	47

TOTAL ASSETS	7,605	8,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	619	742
Customer deposits	5	5
Operating Lease Liability	388	378
Accrued expenses and other current liabilities	449	442
TOTAL CURRENT LIABILITIES	1,461	1,567

Operating Lease Liability	693	794
TOTAL LIABILITIES	2,154	2,361

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares,
1,901,959 shares outstanding, net of 669,304 treasury shares
at May 31, 2019 and February 28, 2019	19	19
Additional paid-in capital	1,834	1,834
Retained Earnings	5,359	5,608
Less treasury stock	(1,761)	(1,761)
TOTAL STOCKHOLDERS’ EQUITY	5,451	5,700

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	7,605	8,061

The February 28, 2019 balance sheet includes adoption of Topic 842, Leases and a classification correction of sales return allowance from accounts payable to accrued expenses.

SOLITRON DEVICES, INC.
STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MAY 31, 2019 AND MAY 31, 2018
(Unaudited, in thousands)

	2019	2018

Net loss	$(249)	$(1,001)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	54	53
Net realized and unrealized losses (gains) on investments	(3)	15
Accounts receivable	357	72
Inventories	547	(174)
Prepaid expenses and other current assets	(53)	(12)
Other assets	-	32
Accounts payable	(123)	(101)
Customer deposits	-	(30)
Accrued expenses, other current and non current liabilities	8	48
Net cash provided by (used in) operating activities	538	(1,098)

Investing activities
Proceeds from sale of securities	35	18
Purchases of Securities	(19)	(134)
Purchases of property and equipment	(3)	(28)
Net cash provided by (used in) investing activities	13	(144)

Net cash provided by (used in) financing activities	-	-

Net decrease in cash and cash equivalents	551	(1,242)
Cash and cash equivalents - beginning of the year	394	2,215
Cash and cash equivalents - end of the year	$945	$973

The May 31, 2018 cash flow statement includes a classification correction of sales return allowance from accounts payable to accrued expenses.

More detailed financials will be available on our company website, under the investor relations tab, at https://solitrondevices.com/investors/.

These preliminary, unaudited results for the fiscal first quarter ended 2020 and 2019 are based on management's review of operations for those periods and the information available to the Company as of the date of this press release. An independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary financial information presented for the fiscal quarters ended May 31, 2019, and May 31, 2018, fiscal years ended February 28, 2019, or February 28, 2018, nor completed the audit for the fiscal year ended February 28, 2017.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.
Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2020 first quarter results and the Company’s expectations regarding bookings in fiscal 2020. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) actual bookings for fiscal year 2020; (2) our ability to properly account for inventory in the future; (3) our ability to protect the Company’s net operating losses and tax benefits; (4) changes in our stock price, corporate or other market conditions; (5) the loss of, or reduction of business from, substantial clients; (6) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (7) changes in government policy or economic conditions; (8) increased competition; (9) the uncertainty of current economic conditions, domestically and globally; (10) the costs and uncertainty of pursuing any legal action against the Company’s prior auditor and (11) other factors contained in the Company’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.

Tim Eriksen
Chief Executive Officer
(561) 848-4311
Corporate@solitrondevices.com